Exhibit 99.1

Hawkins, Inc. Reports
Second Quarter Fiscal 2026 Results

Roseville, Minn., October 29, 2025 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the six months ended September 28, 2025, its second quarter of fiscal 2026.
Second Quarter Fiscal Year 2026 Highlights:
•Record second quarter results for revenue, gross profit, operating income, and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), a non-GAAP measure.
•Revenue growth of 14%, including Water Treatment segment growth of 21% over the same period of the prior year.
•Gross profit increased 12% over the same period of the prior year.
•Diluted EPS of $1.08 per share decreased by $0.08, or 7%, due primarily to a $5 million increase in amortization and interest expense related to acquisitions. Assuming the acquisition of WaterSurplus had occurred at the beginning of the prior fiscal year, pro forma EPS for the quarter would have been 5% higher than the pro forma prior year period.
•Adjusted EBITDA of $50.4 million, a 9% increase over the same period of the prior year. Trailing 12-month adjusted EBITDA now exceeds $178 million.
Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:
“Our second quarter results were highlighted by all three segments growing for the second consecutive quarter. This was a great achievement that was delivered by our entire team working together. Our growth was again led by Water Treatment, with revenue growth of over 21%, followed by Industrial Solutions growing 11% and Food and Health Sciences growing 2%," said Patrick Hawkins, Chief Executive Officer and President. "Our record second quarter revenue of $280 million and record second quarter adjusted EBITDA of $50.4 million are both a result of our ongoing strategy of investing in high-margin business that drives topline growth and enhances our margins. We continue to generate strong cash flow, which allowed us to reduce our debt level by $20 million during the quarter.”
Mr. Hawkins, continued, “We are pleased with our growth even as we experienced the expected drag on operating income and earnings per share from our first quarter acquisition of WaterSurplus. This acquisition is expected to be accretive in fiscal 2027 as we continue to ramp the business, but in fiscal 2026 we expect to incur $17 million of annualized expense related to the acquisition associated with amortization, earn-out accretion and interest expense. The integration is going well and currently we see even more high-margin sales opportunities than we expected when we closed the deal. Looking to the second half of the year, we expect Water Treatment and Industrial Solutions to grow, while we expect Food and Health Sciences to be flat to down, driven by tougher comparisons over the prior year and competitive pressures within the food space. We will continue to deliver on our strategy of investing in our higher margin businesses, acquiring companies that are accretive to Hawkins, all while servicing the needs of our customers to the highest level possible.”
Change in Reporting Segments
Starting in the first quarter of fiscal 2026, we aligned our reporting segments to better reflect organization changes made to our business and how we plan to manage our operations and allocate resources going forward. We now report on the following segments: Water Treatment, Food and Health Sciences, and Industrial Solutions. There is no change in how Water Treatment is managed. Food and Health Sciences includes our Nutrition, Food, Agriculture, and Pharmaceutical businesses. Food, Agriculture, and Pharmaceutical had previously been included within the Industrial reporting segment. The investor relations page on our website contains recast historical segment information.

Second Quarter Financial Highlights:
NET INCOME
For the second quarter of fiscal 2026, the Company reported net income of $22.6 million, or $1.08 per diluted share, compared to net income for the second quarter of fiscal 2025 of $24.1 million, or $1.16 per diluted share.
REVENUE
Sales were $280.4 million for the second quarter of fiscal 2026, an increase of $33.4 million, or 14%, from sales of $247.0 million in the same period a year ago. Each of our segments contributed to the year-over-year growth, with both our Water Treatment and Industrial Solutions segments reporting double-digit growth.
Water Treatment segment sales increased $26.4 million, or 21%, to $150.9 million for the current quarter, from $124.5 million in the same period a year ago. Water Treatment sales increased as a result of $23 million of added sales from acquired businesses as well as increased organic sales volumes and improved pricing on certain products.
Food & Health Sciences segment sales increased $1.5 million, or 2%, to $72.9 million for the current quarter, from $71.4 million in the same period a year ago. Food & Health Sciences segment sales increased primarily as result of increased sales volumes of our agricultural products as well as increased sales of our health and nutrition products.
Industrial Solutions segment sales increased $5.5 million, or 11%, to $56.6 million for the current quarter, from $51.1 million in the same period a year ago. Industrial Solutions segment sales increased primarily as a result of increased sales volumes of certain of our manufactured, blended and repackaged products.
GROSS PROFIT
Gross profit increased $7.4 million, or 12%, to $67.6 million, or 24% of sales, for the current quarter, from $60.2 million, or 24% of sales, in the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $0.3 million, primarily due to a projected increase in certain commodity volumes and costs at year-end. In the same period a year ago, the LIFO reserve was unchanged and therefore had no impact on gross profit.
Gross profit for the Water Treatment segment increased $7.4 million, or 20%, to $43.3 million, or 29% of sales, for the current quarter, from $35.9 million, or 29% of sales, in the same period a year ago. Water Treatment segment gross profit increased primarily as a result of increased sales from our acquired businesses as well as increased organic sales.
Gross profit for the Food & Health Sciences segment decreased $0.6 million, or 4%, to $15.5 million, or 21% of sales, for the current quarter, from $16.1 million, or 22% of sales, in the same period a year ago. Food & Health Sciences gross profit decreased primarily as a result of lower selling prices as a result of competitive pricing pressures.
Gross profit for our Industrial Solutions segment increased $0.7 million, or 9%, to $8.9 million, or 16% of sales, for the current quarter, from $8.2 million, or 16% of sales, in the same period a year ago. Industrial Solutions segment gross profit increased as a result of the increase in sales.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative (“SG&A”) expenses increased $7.2 million, or 27%, to $33.7 million, or 12% of sales, for the three months ended September 28, 2025, from $26.5 million, or 11% of sales, in the same period a year ago. Expenses increased largely due to $5.6 million in added costs from the acquired business in our Water Treatment segment, including amortization of intangibles of $2.5 million and $0.5 million of fair value accretion on earnout liabilities. SG&A expenses also increased due to increases in other variable costs, including variable pay and other personnel costs.
ADJUSTED EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended September 28, 2025 was $50.4 million, an increase of $4.1 million, or 9%, from $46.3 million in the same period a year ago.
INCOME TAXES
Our effective income tax rate was 27% for both the current quarter and for the same period a year ago. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is currently expected to be approximately 26-27%.
BALANCE SHEET
As of September 28, 2025, our working capital was $17 million higher than the end of fiscal 2025 due primarily to increased inventories and decreased accounts payable. During the quarter, we repaid $20 million on our line of credit. Our total debt outstanding at the end of the second quarter was $279.0 million and our leverage ratio was 1.53x our trailing 12-month proforma adjusted EBITDA, as compared to 0.86x of trailing twelve-month adjusted EBITDA at the end of fiscal 2025.

About Hawkins, Inc.
Hawkins, Inc. was founded in 1938 and is a leading water treatment and specialty ingredients company that formulates, manufactures, distributes, and blends products for its Water Treatment, Food & Health Sciences, and Industrial Solutions customers. Headquartered in Roseville, Minnesota, the Company has 64 facilities in 28 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $974 million of revenue in fiscal 2025 and has approximately 1,100 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.
Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Six months ended
(In thousands)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Net Income (GAAP)	$22,598	$24,118	$51,773	$52,997
Interest expense, net	3,832	1,427	7,101	2,690
Income tax expense	8,231	8,873	18,062	18,681
Amortization of intangibles	5,527	3,196	10,348	5,998
Depreciation expense	7,735	6,731	15,205	13,258
Non-cash compensation expense	2,375	1,832	4,587	3,299
Non-recurring acquisition expenses	70	94	940	282
Adjusted EBITDA	$50,368	$46,271	$108,016	$97,205

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Sales	$280,434	$247,029	$573,706	$502,908
Cost of sales	(212,791)	(186,807)	(433,701)	(378,031)
Gross profit	67,643	60,222	140,005	124,877
Selling, general and administrative expenses	(33,703)	(26,477)	(64,732)	(51,341)
Operating income	33,940	33,745	75,273	73,536
Interest expense, net	(3,832)	(1,427)	(7,101)	(2,690)
Other income	721	673	1,663	832
Income before income taxes	30,829	32,991	69,835	71,678
Income tax expense	(8,231)	(8,873)	(18,062)	(18,681)
Net income	$22,598	$24,118	$51,773	$52,997

Weighted average number of shares outstanding - basic	20,737,743	20,757,397	20,727,614	20,786,938
Weighted average number of shares outstanding - diluted	20,845,744	20,860,418	20,837,595	20,898,641
Basic earnings per share	$1.09	$1.16	$2.50	$2.55
Diluted earnings per share	$1.08	$1.16	$2.48	$2.54
Cash dividends declared per common share	$0.19	$0.18	$0.37	$0.34

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	September 28, 2025	March 30, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,415	$5,103
Trade accounts receivables, net	131,090	131,795
Inventories	92,905	83,512
Income taxes receivable	—	2,864
Prepaid expenses and other current assets	5,148	7,417
Total current assets	239,558	230,691
PROPERTY, PLANT, AND EQUIPMENT:	455,889	420,953
Less accumulated depreciation	208,446	195,667
Net property, plant, and equipment	247,443	225,286
OTHER ASSETS:
Right-of-use assets	17,404	13,449
Goodwill	222,145	135,409
Intangible assets, net of accumulated amortization	241,077	150,121
Deferred compensation plan asset	13,950	11,185
Other	2,587	3,726
Total other assets	497,163	313,890
Total assets	$984,164	$769,867
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$55,270	$61,195
Accrued payroll and employee benefits	14,726	19,659
Income tax payable	1,218	—
Current portion of long-term debt	9,812	9,913
Environmental remediation	7,700	7,700
Other current liabilities	9,834	8,668
Total current liabilities	98,560	107,135
LONG-TERM LIABILITIES:
Long-term debt, less current portion	268,328	138,906
Long-term lease liability	15,114	10,920
Pension withdrawal liability	2,960	3,155
Deferred income taxes	22,155	22,356
Deferred compensation liability	15,233	13,132
Earnout liabilities	54,556	12,604
Other long-term liabilities	290	1,367
Total long-term liabilities	378,636	202,440
Total liabilities	477,196	309,575
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,740,284 and 20,684,621 shares issued and outstanding as of September 28, 2025 and March 30, 2025, respectively	207	207
Additional paid-in capital	27,261	24,094
Retained earnings	478,309	434,259
Accumulated other comprehensive income	1,191	1,732
Total shareholders’ equity	506,968	460,292
Total liabilities and shareholders’ equity	$984,164	$769,867

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Six Months Ended
	September 28, 2025	September 29, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$51,773	$52,997
Reconciliation to cash flows:
Depreciation and amortization	25,553	19,256
Change in fair value of earnout liabilities	(1,048)	684
Operating leases	1,881	1,607
Gain on deferred compensation assets	(1,664)	(833)
Stock compensation expense	4,587	3,299
Other	8	(32)
Changes in operating accounts providing (using) cash:
Trade receivables	5,140	616
Inventories	(5,196)	(6,403)
Accounts payable	(11,013)	(4,218)
Accrued liabilities	(4,209)	(7,285)
Lease liabilities	(1,897)	(1,624)
Income taxes	4,082	341
Other	3,034	811
Net cash provided by operating activities	71,031	59,216
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(24,342)	(21,286)
Acquisitions	(162,508)	(25,400)
Other	1,037	357
Net cash used in investing activities	(185,813)	(46,329)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(7,723)	(7,121)
New shares issued	1,609	1,297
Payroll taxes paid in exchange for shares withheld	(3,028)	(2,541)
Shares repurchased	—	(9,149)
Payments on revolving loan	(40,000)	(40,000)
Payments for debt issuance costs	(764)	—
Proceeds from revolving loan borrowings	170,000	45,000
Net cash provided by (used in) financing activities	120,094	(12,514)
NET INCREASE IN CASH AND CASH EQUIVALENTS	5,312	373
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	5,103	7,153
CASH AND CASH EQUIVALENTS, END OF PERIOD	$10,415	$7,526

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$13,980	$18,340
Cash paid for interest	$7,182	$2,923
Noncash investing activities - capital expenditures in accounts payable	$1,568	$1,094

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Water Treatment	Food & Health Sciences	Industrial Solutions	Total
Three months ended September 28, 2025:
Sales	$150,908	$72,914	$56,612	$280,434
Cost of sales - materials	88,814	53,153	45,131	187,098
Cost of sales - operational overhead	18,833	4,280	2,580	25,693
Gross profit	43,261	15,481	8,901	67,643
Selling, general, and administrative expenses	22,071	8,084	3,548	33,703
Operating income	21,190	7,397	5,353	33,940
Three months ended September 29, 2024:
Sales	$124,528	$71,402	$51,099	$247,029
Cost of sales - materials	71,264	51,054	40,305	162,623
Cost of sales - operational overhead	17,336	4,283	2,565	24,184
Gross profit	35,928	16,065	8,229	60,222
Selling, general, and administrative expenses	15,825	7,456	3,196	26,477
Operating income	20,103	8,609	5,033	33,745
Six months ended September 28, 2025:
Sales	$300,474	$162,091	$111,141	$573,706
Cost of sales - materials	177,973	118,967	87,979	384,919
Cost of sales - operational overhead	35,493	8,295	4,994	48,782
Gross profit	87,008	34,829	18,168	140,005
Selling, general, and administrative expenses	41,156	16,465	7,111	64,732
Operating income	45,852	18,364	11,057	75,273
Six months ended September 29, 2024:
Sales	$241,704	$156,495	$104,709	$502,908
Cost of sales - materials	137,261	112,601	82,246	332,108
Cost of sales - operational overhead	33,307	7,926	4,690	45,923
Gross profit	71,136	35,968	17,773	124,877
Selling, general, and administrative expenses	29,904	14,821	6,616	51,341
Operating income	41,232	21,147	11,157	73,536

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2025, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com